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                                                                     EXHIBIT 2.2

                                 AMENDMENT NO. 1
                                       TO
                            STOCK PURCHASE AGREEMENT

         THIS AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT (this "Amendment") is entered into as of July 10, 2003, between CALIPER TECHNOLOGIES CORP., a Delaware corporation (the "Buyer"), BERWIND CORPORATION, a Pennsylvania corporation ("Berwind") and THE BERWIND COMPANY LLC, a Delaware limited liability company (the "Seller").

                                    RECITALS

         A. The Buyer, Berwind and the Seller are parties to that certain Stock Purchase Agreement dated as of June 9, 2003 (the "Purchase Agreement"). Any capitalized terms not otherwise defined in this Amendment shall have the meaning given to such terms in the Purchase Agreement.

         B. The parties desire to amend the Purchase Agreement as set forth herein to revise the list of the recipients of stock awards required to be made by the Buyer pursuant to Section 5.2(d) of the Purchase Agreement and the conditions upon which they will be granted, and the related closing condition with respect to the granting of such stock awards, and to correct the reference to the number of shares of Company Stock outstanding.

                                    AGREEMENT

         The parties to this Amendment, intending to be legally bound, agree as follows:

1.       AMENDMENT OF PURCHASE AGREEMENT.

         1.1      AMENDMENT OF SCHEDULE 5.2(d).

         Schedule 5.2(d) to the Purchase Agreement is hereby amended and restated in its entirety to read as set forth in Exhibit A to this Amendment.

         1.2 AMENDMENT OF SECTION 3.3(e). Section 3.3(e) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

         "(e)     Restricted Stock Plan. Provided that the payments of the
amounts set forth on Schedule 5.2(d) have been approved by the stockholders of the Company in the manner provided for under Section 280G(b)(5)(B) of the Code and applicable regulations, the board of directors of the Buyer shall (i) have adopted the Restricted Stock Plan and (ii) have granted, pursuant to the Restricted Stock Plan and subject to the Closing having occurred, restricted shares of Buyer Common Stock to the individuals (subject to such individuals having agreed to become, and having become, employees of the Buyer, or to accepting continuing employment as employees of Zymark) and in the amounts set forth on Schedule 5.2(d)."

         1.3 AMENDMENT OF SECTION 5.2(d). Section 5.2(d) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

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         "(d)     Restricted Stock Plan. Prior to the Closing, the board of
directors of the Buyer shall (i) adopt the Restricted Stock Plan and (ii) grant, pursuant to the Restricted Stock Plan and subject to the Closing having occurred, restricted shares of Buyer Common Stock to the individuals (subject to such individuals having agreed to become, and having become, employees of the Buyer, or to accepting continuing employment as employees of Zymark) and in the amounts set forth on Schedule 5.2(d). Notwithstanding the foregoing, the Buyer shall have no obligation pursuant to this Section 5.2(d) if the payments of the amounts set forth on Schedule 5.2(d) have not been approved by the stockholders of the Company in the manner provided for under Section 280G(b)(5)(B) of the Code and applicable regulations; provided, however, that the Buyer in its sole and absolute discretion may make any such payments even if such approval has not been obtained."

         1.4 CORRECTION TO RECITAL AND SECTION 4.1(e). Background recital A on page 1 is hereby amended by replacing "1000" with "855" as the number of shares of Company Stock. Section 4.1(e) is hereby amended by replacing "1000" in line three thereof with "855" as the number of shares of Common Stock of the Company outstanding.

         1.5 NO OTHER AMENDMENTS. Except as it has been specifically amended pursuant to Sections 1.1, 1.2, 1.3 and 1.4, the Purchase Agreement shall from and after the date hereof continue in full force and effect.

2.       ADDITIONAL PROVISIONS.

         2.1 ENTIRE AGREEMENT AND MODIFICATION. The Purchase Agreement, including the schedules and exhibits thereto, the Confidentiality Agreement and this Amendment set forth the entire understanding of the parties relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof. The Purchase Agreement, as amended by this Amendment, may not be further amended except by a written agreement executed in accordance with Section 8.6 of the Purchase Agreement.

         2.2 SEVERABILITY. If any provision of this Amendment or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

         2.3 HEADINGS. The headings contained in this Amendment are for convenience of reference only, shall not be deemed to be a part of this Amendment and shall not be referred to in connection with the construction or interpretation of this Amendment.

         2.4 COUNTERPARTS AND EXCHANGES BY FAX. This Amendment may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Amendment (in counterparts or otherwise) by fax shall be sufficient to bind the parties to the terms and conditions of this Amendment.


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         The parties to this Amendment have caused this Amendment to be executed and delivered as of the date first above mentioned.

                               CALIPER TECHNOLOGIES CORP.

                               By: /s/ Michael R. Knapp
                                   -------------------------------
                               Name: Michael R. Knapp
                               Title: Chief Executive Officer

                               THE BERWIND COMPANY LLC

                               By: /s/ Van Billet
                                   ----------------------------------------
                               Name: Van Billet
                               Title: Vice President and Chief Financial Officer

                               BERWIND CORPORATION

                               By: /s/ Van Billet
                                   ----------------------------------------
                               Name: Van Billet
                               Title: Vice President and Chief Financial Officer

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     The following schedule has been omitted pursuant to Item 601(b)(2) of
Regulation S-K. Caliper Technologies Corp. will provide this schedule as supplemental information to the SEC upon their request.

SCHEDULE            DESCRIPTION

Schedule 5.2(d) Restricted Stock Plan (list of individuals and terms of restricted stock grants).